Exhibit 99.1

Argan, Inc.  Reports Second Quarter Results

September 7, 2017 — ROCKVILLE, MD — Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) today announced financial results for its second quarter ended July 31, 2017. For additional information, please read the Company’s Quarterly Report on Form 10-Q, which the Company intends to file today with the U.S. Securities and Exchange Commission (the “SEC”).  The Quarterly Report can be retrieved from the SEC’s website at www.sec.gov or from the Company’s website at www.arganinc.com.

Summary Information: (dollars in thousands, except per share data (unaudited)):

	July 31,
	2017	2016	Change	% Change
For the Quarter Ended:
Revenues	$259,803	$162,495	$97,308	60%
Gross profit	51,407	44,012	7,395	17
Gross margins	19.8%	27.1%	(7.3)	(27)
Net income attributable to the stockholders of the Company	$27,139	$19,674	$7,465	38
Diluted per share	1.72	1.29	0.43	33
EBITDA attributable to the stockholders of the Company	42,712	32,114	10,598	33
Diluted per share	2.71	2.10	0.61	29

For the Six Months Ended:
Revenues	$490,292	$292,843	$197,449	67%
Gross profit	91,503	72,314	19,189	27
Gross margins	18.7%	24.7%	(6.0)	(24)
Net income attributable to the stockholders of the Company	$47,764	$31,904	$15,860	50
Diluted per share	3.03	2.09	0.94	45
EBITDA attributable to the stockholders of the Company	75,168	52,271	22,897	44
Diluted per share	4.76	3.43	1.33	39

	July 31, 2017	January 31, 2017	Change	% Change
As of:
Cash, cash equivalents and short-term investments	$557,150	$522,994	$34,156	7%
Billings in excess of costs and estimated earnings	190,581	209,241	(18,660)	(9)
Backlog	676,000	1,011,000	(335,000)	(33)

Second Quarter Results:

Revenues increased to a quarterly record of $260 million, up 60% compared to the prior year quarter, primarily due to Gemma Power Systems (GPS) having reached peak construction activities on four large, natural gas-fired power plants.  The power industry services segment continues to drive our financial results and represents 92% of consolidated revenues for the quarter ended July 31, 2017. Gross profit increased 17% to $51 million, primarily due to the increased revenues, while gross margin percentage decreased from 27.1% to 19.8% compared to the prior year quarter, which primarily reflected the achievement of the substantial completion of two natural gas-fired power plant projects in the prior year period.

Selling, general and administrative expenses increased $3.3 million to $10.8 million, primarily due to increased incentive and stock option compensation and human capital costs reflective of larger operations, but decreased as a percentage of revenues to 4.2% from 4.6% in the prior year quarter.  Also in the prior year quarter, Atlantic Projects Company (APC) recorded an impairment loss on goodwill of $2.0 million, reflecting the suspension of a major project and other “Brexit” impacts to its operations in the UK at that time. Net income attributable to non-controlling interests decreased 95%, or $3.4 million, as activities on two large power plant projects were completed last year by joint ventures. These factors and a relatively consistent effective income tax rate resulted in second quarter net income attributable to our stockholders increasing 38% to $27.1 million, or $1.72 per diluted share, compared to $19.7 million, or $1.29 per diluted share, for the prior year quarter.  EBITDA attributable to the stockholders for the quarter ended July 31, 2017 increased 33% to $42.7 million, or $2.71 per diluted share, from $32.1 million, or $2.10 per diluted share, for the prior year quarter.

Six Month Results:

For the six months ended July 31, 2017, consolidated revenues increased 67% to a record $490 million over the prior year period, primarily due to GPS having ramped up and reached peak construction activities on four large, natural gas-fired power plants.  The power industry services segment also represented 92% of consolidated revenues for the six months ended July 31, 2017. Gross profit increased 27% to $92 million, primarily due to the increased revenues, while gross margin percentage decreased from 24.7% to 18.7% compared to the prior year period, which primarily reflected the reason discussed above, the changes in the mix and progress of various power plant projects and the differences in their respective gross margins.

For the same reasons discussed above, for the six months ended July 31, 2017, selling, general and administrative expenses increased $5.7 million to $20.3 million and net income attributable to non-controlling interests decreased 95%, or $5.2 million, over the prior year period. In addition, other income from short-term investments increased $1.9 million from the prior year period due to higher yields and investment balances. These factors and a relatively consistent effective income tax rate resulted in net income attributable to our stockholders for the six months ended July 31, 2017 increasing 50% to $47.8 million, or $3.03 per diluted share, compared to $31.9 million, or $2.09 per diluted share, for the prior year period.  EBITDA attributable to the stockholders for the six months ended July 31, 2017 increased 44% to $75.2 million, or $4.76 per diluted share, from $52.3 million, or $3.43 per diluted share, for the prior year period.

The Company’s balance sheet continues to strengthen. As of July 31, 2017, cash, cash equivalents and short-term investments totaled $557 million and net liquidity was $288 million. The Company has no bank debt. The work performed in the quarter reduced the contract backlog. However, the decrease was partially offset with the addition of the APC contract for the erection of a 299 MW biomass boiler in Teesside, England. Contract backlog remained a healthy $0.7 billion as of July 31, 2017.

Commenting on Argan’s results, Rainer Bosselmann, Chairman and Chief Executive Officer, stated, “On a trailing twelve-month basis, we have reached $872 million in revenues, $86 million in net income and $134 million in EBITDA.  This growth is a direct result of our continued successful execution on major EPC projects due, in no small part, to the dedication and determination of our employees.  As these projects move from peak construction to their later stages, we are committed to maintaining the quality of performance and customer satisfaction while creating shareholder value, and we remain hard at work in our efforts to add new projects to the Company backlog.”

About Argan, Inc.

Argan’s primary business is providing a full range of services to the power industry including the engineering, procurement and construction of natural gas-fired power plants, along with related commissioning, operations management, maintenance, project development and consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns SMC Infrastructure Solutions, which provides telecommunications infrastructure services, and The Roberts Company, which is a fully integrated fabrication, construction and industrial plant services company.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) the continued strong performance of our power industry services business; (2) the Company’s ability to successfully and profitably integrate acquisitions; and (3) the Company’s ability to achieve its business strategy while effectively managing costs and expenses. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in Argan’s filings with the SEC. In addition, reference is hereby made to cautionary statements with respect to risk factors set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

Company Contact:	Investor Relations Contact:

Rainer Bosselmann	David Watson

301.315.0027	301.315.0027

ARGAN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2017	2016	2017	2016

REVENUES	$259,803	$162,495	$490,292	$292,843
Cost of revenues	208,396	118,483	398,789	220,529
GROSS PROFIT	51,407	44,012	91,503	72,314
Selling, general and administrative expenses	10,799	7,534	20,289	14,581
Impairment loss	—	1,979	—	1,979
INCOME FROM OPERATIONS	40,608	34,499	71,214	55,754
Other income, net	1,311	556	2,529	593
INCOME BEFORE INCOME TAXES	41,919	35,055	73,743	56,347
Income tax expense	14,601	11,756	25,676	18,928
NET INCOME	27,318	23,299	48,067	37,419
Net income attributable to non-controlling interests	179	3,625	303	5,515
NET INCOME ATTRIBUTABLE TO THE STOCKHOLDERS OF ARGAN, INC.	$27,139	$19,674	$47,764	$31,904

EARNINGS PER SHARE ATTRIBUTABLE TO THE STOCKHOLDERS OF ARGAN, INC.
Basic	$1.75	$1.32	$3.08	$2.14
Diluted	$1.72	$1.29	$3.03	$2.09

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
Basic	15,514	14,939	15,491	14,899
Diluted	15,787	15,278	15,788	15,231

ARGAN, INC. AND SUBSIDIARIES

Reconciliations to EBITDA

(In thousands)(Unaudited)

	Three Months Ended July 31,
	2017	2016
Net income	$27,318	$23,299
Less EBITDA attributable to noncontrolling interests	(179)	(3,625)
Income tax expense	14,601	11,756
Depreciation	638	484
Amortization of purchased intangible assets	334	200
EBITDA attributable to the stockholders of the Company	$42,712	$32,114

	Six Months Ended July 31,
	2017	2016
Net income	$48,067	$37,419
Less EBITDA attributable to noncontrolling interests	(303)	(5,515)
Income tax expense	25,676	18,928
Depreciation	1,210	918
Amortization of purchased intangible assets	518	521
EBITDA attributable to the stockholders of the Company	$75,168	$52,271

Management uses EBITDA, a non-GAAP financial measure, for planning purposes, including the preparation of operating budgets and the determination of appropriate levels of operating and capital investments. Management believes that EBITDA provides additional insight for analysts and investors in evaluating the Company’s financial and operational performance and in assisting investors in comparing the Company’s financial performance to those of other companies in the Company’s industry. However, EBITDA is not intended to be an alternative to financial measures prepared in accordance with GAAP and should not be considered in isolation from the Company’s GAAP results of operations. Consistent with the requirements of SEC Regulation G, reconciliations of the Company’s non-GAAP financial results from net income are included in the presentations above and investors are advised to carefully review and consider this information as well as the GAAP financial results that are presented in the Company’s SEC filings.

ARGAN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	July 31, 2017	January 31, 2017
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$153,225	$167,198
Short-term investments	403,925	355,796
Accounts receivable	72,517	54,836
Costs and estimated earnings in excess of billings	8,194	3,192
Prepaid expenses and other current assets	4,766	6,927
TOTAL CURRENT ASSETS	642,627	587,949
Property, plant and equipment, net	14,821	13,112
Goodwill	34,913	34,913
Intangible assets, net	7,663	8,181
Deferred taxes	434	241
Other assets	514	92
TOTAL ASSETS	$700,972	$644,488

LIABILITIES AND EQUITY

CURRENT LIABILITIES
Accounts payable	$131,001	$101,944
Accrued expenses	33,116	39,539
Billings in excess of costs and estimated earnings	190,581	209,241
TOTAL CURRENT LIABILITIES	354,698	350,724
Deferred taxes	1,206	1,195
TOTAL LIABILITIES	355,904	351,919

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.10 per share — 500,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.15 per share — 30,000,000 shares authorized; 15,541,952 and 15,461,452 shares issued at July 31 and January 31, 2017, respectively; 15,538,719 and 15,458,219 shares outstanding at July 31 and January 31, 2017, respectively	2,331	2,319
Additional paid-in capital	140,182	135,426
Retained earnings	202,413	154,649
Accumulated other comprehensive income (losses)	131	(762)
TOTAL STOCKHOLDERS’ EQUITY	345,057	291,632
Noncontrolling interests	11	937
TOTAL EQUITY	345,068	292,569
TOTAL LIABILITIES AND EQUITY	$700,972	$644,488